UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 31, 2015

WP GLIMCHER INC.

(Exact name of registrant as specified in its charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2015, WP Glimcher Inc. (the “Company”) entered into a transition and consulting agreement (the “Agreement”) with Mark S. Ordan.  The Agreement provides that, as of January 1, 2016 (the “Transition Date”), Mr. Ordan will (i) cease to be an employee of the Company and Executive Chairman of the Company’s Board of Directors (the “Board”) and will instead serve as the Non-Executive Chairman of the Board, and (ii) provide consulting services to the Board and the Chief Executive Officer of the Company through May 28, 2017 (the “Expiration Date”) unless his services are earlier terminated in accordance with the Agreement.

From the Transition Date, the Agreement will supersede the employment agreement by and between the Company and Mr. Ordan, executed on February 25, 2014 (effective May 28, 2014), as amended September 16, 2014 (effective January 15, 2015) and March 27, 2015 (the “Employment Agreement”), subject to certain limited exceptions set forth in the Agreement.  The Agreement’s effectiveness is contingent on Mr. Ordan remaining employed with the Company through December 31, 2015.  If Mr. Ordan’s employment with the Company is terminated for any reason prior to January 1, 2016, the Agreement will be null and void and the terms of the Employment Agreement will control.

In consideration of his provision of services under the Agreement, during the term of the Agreement Mr. Ordan will receive the following compensation:  (i) an annualized cash consulting fee of $350,000 (payable in equal monthly installments) (the “Consulting Fee”), (ii) while he is a member of the Board, an annual retainer (prorated for the period from the Transition Date through May 28, 2016) in the same amount and in the same form as other non-employee independent members of the Board, and (iii) while he is Non-Executive Chairman of the Board, an additional annual cash retainer of $100,000 (prorated for the period from the Transition Date through May 28, 2016) in respect of his services as Non-Executive Chairman of the Board, paid at the same time as the annual retainer described in the preceding clause (ii).

The Agreement also provides that Mr. Ordan will be entitled to the following, subject to his execution and non-revocation of a release of claims: (i) an annual cash bonus in respect of the Company’s 2015 fiscal year based on actual performance, (ii) on December 31, 2015, full vesting of any then-unvested Inducement LTIP Units (as defined in the Employment Agreement); provided that such Inducement LTIP Units will be convertible into units of Washington Prime Group, L.P., and such units exchangeable into Company shares or cash, on the later of (a) the satisfaction of any conditions to exchange or conversion contained in the relevant partnership agreement and certificate of designation and (b) the first to occur of (1) Mr. Ordan ceasing to serve as a member of the Board for any reason, (2) May 28, 2017, or (3) immediately prior to a change in control (as defined in the Employment Agreement), and (iii) the ability to earn an Annual LTIP Award (as defined in the Employment Agreement) in respect of fiscal year 2015, subject to achievement of applicable performance targets, with any such Annual LTIP Award to be fully vested on the date of grant.  The Agreement provides that, other than as described above, all equity awards held by Mr. Ordan as of the Transition Date which are then unvested shall be forfeited, and any right Mr. Ordan had under the Employment Agreement to receive grants of equity awards on or following the date of the Agreement shall be forfeited.

Mr. Ordan’s consulting services under the Agreement may be terminated prior to the Expiration Date by either Mr. Ordan or the Company on not less than 30 days’ advance written notice, but  if terminated by the Company other than for cause or by Mr. Ordan as a result of a material breach of the Agreement by the Company, the Company will pay to Mr. Ordan, in addition to accrued but unpaid amounts, any unpaid portion of the Consulting Fee that would have been payable through May 28, 2017 had such termination not occurred.

The foregoing is only a summary of certain terms of the Agreement, and is qualified in its entirety by Exhibit 10.1 incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

10.1	Transition and Consulting Agreement by and between WP Glimcher Inc. and Mark Ordan, dated as of May 31, 2015

99.1	WP Glimcher Inc. Press Release, dated as of June 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WP GLIMCHER INC.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Secretary and General Counsel

Date: June 2, 2015

Exhibit List

10.1	Transition and Consulting Agreement by and between WP Glimcher Inc. and Mark Ordan, dated as of May 31, 2015

99.1	WP Glimcher Inc. Press Release, dated as of June 1, 2015